  Exhibit 99.1

WidePoint Announces $2.5 Million Stock Repurchase Program

Fairfax, VA – October 7, 2019 – The Board of Directors of WidePoint Corporation (NYSE American: WYY), the leading provider of Trusted Mobility Management (TM2) specializing in Telecommunications Lifecycle Management, Identity Management and Bill Presentment & Analytics solutions, has authorized the repurchase of up to $2.5 million of the Company's common stock from time-to-time in the open market, in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or in privately negotiated transactions pursuant to a newly authorized stock repurchase plan (the “2019 Repurchase Plan”). The timing and amount of any shares repurchased under the 2019 Repurchase Plan will be determined by the Company’s management and will be based on its evaluation of market conditions and other factors.

The 2019 Repurchase Plan does not obligate the Company to purchase any particular amount of common stock and may be suspended or discontinued at any time without prior notice. The 2019 Repurchase Plan is intended to provide the Company with an effective mechanism for capital management and will be funded using the Company's operating cash flow or available cash. WidePoint had approximately 84.8 million shares of common stock outstanding as of September 18, 2019.

“Due to the health of our business, we are in a prime position to leverage our positive free cash flow to generate positive outcomes for our organization and benefit our loyal investor base,” said Jin Kang, WidePoint CEO. “We have therefore announced a repurchase program as we believe it is one of the best means currently available to our organization to return value to all of our shareholders.”

About WidePoint
WidePoint Corporation (NYSE American: WYY) is a leading provider of trusted mobility management (TM2) solutions, including telecom management, mobile management, identity management, and bill presentment and analytics. For more information, visit widepoint.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements concerning our expectations for our business operations and financial performance and condition that are subject to risks and uncertainties. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management's beliefs and assumptions. These statements are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 22, 2019. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Relations:
Gateway Investor Relations
Matt Glover or Charlie Schumacher
949-574-3860, WYY@gatewayir.com